QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

    September 24, 2001

Board of Directors
National Semiconductor Corporation
2900 Semiconductor Drive
Santa Clara, California 95051

Gentlemen:

    At your request, I have examined the registration statement on Form S-8 (the "Registration Statement") which you are filing with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of an additional 799,339 shares of Common Stock, par value $0.50 per share (the "Shares") of National Semiconductor Corporation (the "Company") to be issued to Bernard Xavier, Daniel Meacham and Ibrahim Yayla (collectively the "Founders") under the option granted to the Founders under the Agreement and Plan of Merger by and among National Semiconductor Corporation, Nesshin Acquisition Sub, Inc., innoCOMM Wireless, Inc. and the Founders dated as of February 2, 2001 ("Merger Agreement").

    In connection with this opinion, I have examined the Merger Agreement, the Company's Certificate of Incorporation and By-Laws, as amended, and such other documents and records as deemed necessary as a basis for this opinion.

    Based on the foregoing, I am of the opinion that the Shares, when sold and issued in accordance with the Merger Agreement, the Registration Statement and related final prospectus, and applicable state laws, will be legally issued, fully paid and nonassessable.

    I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ JOHN M. CLARK III John M. Clark III
Senior Vice President, General Counsel & Secretary

QuickLinks

  EXHIBIT 5.1